Exhibit 99(a)(1)(A)

Blue Owl Capital Corporation II
Tender Offer Instruction Letter

Dear Investor,
This letter serves to inform you of important details relating to the repurchase offer by Blue Owl Capital Corporation II (the “Company”), filed with the Securities and Exchange Commission on November 18, 2024, for $50,000,000. The term “Shares” as used herein refers only to those shares of Common Stock that are eligible to be repurchased. The Company’s Offer is not conditioned on any minimum number of shares being tendered but is subject to other conditions described in the Offer and in the related Letter of Transmittal. Please refer to the Offer to Purchase and Letter of Transmittal for a complete description of the terms and conditions of this Offer. All capitalized terms not defined herein are defined in the Offer to Purchase and Letter of Transmittal.
If you wish to submit a request to tender your shares, the Tender Authorization Form dated November 18, 2024 must be received in good order by the Company’s Processing Agent by 11:59 p.m., Eastern Time, on December 23, 2024, which is the Expiration Date of the Offer. Any requests received by the Processing Agent after the expiration date or not in good order will not be considered.

If you DO NOT wish to sell your shares of the Company, NO ACTION IS REQUIRED, and you can disregard this notice.

Please note that certain Financial Intermediaries, may require you to submit your repurchase request through those Financial Intermediaries. The Company recommends you consult your financial representative before tendering your shares.
Instructions for Custodial Held Investments

If you hold your shares of the Company with a Custodian and wish to participate in this tender offer, please ensure you complete and submit the enclosed Tender Authorization Form, along with any Custodian forms, directly to your Custodian for their signature.
Should the Company’s Processing Agent not receive your Custodian’s instructions prior to the Expiration Date, your request will be deemed not in good order and you will not be considered for this tender offer.
Instructions for Directly Held Accounts

If you hold your shares of the Company directly with the Transfer Agent and wish to participate in this tender offer, please ensure you complete and submit the enclosed Tender Authorization Form using the directions listed below.
Submission Instructions

The method of delivery of the Tender Authorization Form is at the option and risk of the tendering holder of Shares. Registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery prior to the Expiration Date.

Any questions?
Email: ServiceDesk@blueowl.com
Toll Free: 1-844-331-3341

Blue Owl Capital Corporation II
Tender Offer Instruction Letter

►	If submitting by physical mail:
DST Systems Inc., Attention: Blue Owl Capital Corporation II
► Regular Mail – P.O. Box 219398, Kansas City, MO 64121-9398
► Overnight Mail – 801 Pennsylvania Ave, Suite 219398, Kansas City, MO 64105-1307

If submitting electronically:
► Email – BlueOwl.Repurchases@dstsystems.com

►	Please note the following regarding email delivery:

•We cannot accept secure email messages or password protected documents.
•You will receive an auto-response if your email was received successfully.
•If you do not receive an auto-response, the email was not received.
•Successful receipt of a request does not constitute Blue Owl acceptance of the request.

Any questions?
Email: ServiceDesk@blueowl.com
Toll Free: 1-844-331-3341

Blue Owl Capital Corporation II
Tender Offer Instruction Letter - Ameriprise Financial Services, LLC

To Our Clients,
This letter serves to inform you of important details relating to the repurchase offer by Blue Owl Capital Corporation II (the “Company”), filed with the Securities and Exchange Commission on November 18, 2024, for $50,000,000. The term “Shares” as used herein refers only to those shares of Common Stock that are eligible to be repurchased. The Company’s Offer is not conditioned on any minimum number of shares being tendered but is subject to other conditions described in the Offer and in the related Letter of Transmittal. Please refer to the Offer to Purchase and Letter of Transmittal for a complete description of the terms and conditions of this Offer. All capitalized terms not defined herein are defined in the Offer to Purchase and Letter of Transmittal.

If you DO NOT wish to sell your shares of the Company, NO ACTION IS REQUIRED, and you can disregard this notice.

Ameriprise Financial Services, LLC (“AMPF”) is the registered holder of record of Shares held for your account. As the registered holder of record of the Shares held for your account, only AMPF may tender those shares pursuant to your instructions. Should you wish to participate in this tender offer, please take the following actions:
1.Complete and Execute the enclosed Tender Authorization Form.
2.Return the signed Form to AMPF for their approval through one of the following three methods:
a. Fax to 1.866.432.9267
b. Mail to 70400 Ameriprise Financial Center, Minneapolis, MN 55474
c. Provide to your financial representative who will submit via eFile
Your instructions to AMPF should be completed in ample time before the Expiration Date to permit AMPF enough time to submit a tender on your behalf before the Expiration Date.
Should you have any questions regarding your investment, please contact your financial representative.

Any questions?
Email: ServiceDesk@blueowl.com
Toll Free: 1-844-331-3341